Exhibit 99.1

PokerTek Reports First Quarter 2012 Financial Results

 Positive Quarterly Net Income – First EPS Positive Quarter in Company History
Strong EBITDAS and Cash Flow Performance
Poised for growth in 2012

Financial Highlights:

Quarterly results turned profitable with margin expansion and expense reduction
●	First quarter of positive GAAP results - Net Income increased 125%
●	Cash From Operations increased 761%
●	Gross profit margins increased to 77%
●	Operating expenses decreased 26%

MATTHEWS, NC – May 1, 2012—PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the first quarter ended March 31, 2012.

“We are pleased to start 2012 with strong results, achieving our first quarter of GAAP profitability,” said Mark Roberson, Chief Executive Officer and Chief Financial Officer. “Reaching profitability is a significant milestone and represents the culmination of initiatives to expand our margins, streamline our operations and provide exceptional value to our customers.

“Looking ahead, we see our pipeline of new opportunities strengthening and expect increased penetration in several key markets. We are excited about the prospects to grow our installed base in 2012.”

Financial Summary
Total revenue was $1.7 million for the first quarter of 2012 compared to $2.0 million in 2011. Revenues from license and service fees decreased $273 thousand as reductions in revenue from Mexico were only partially offset by revenues generated in other markets. Revenues from sales of systems and equipment were relatively unchanged from prior year, decreasing by $14 thousand. Domestic system and equipment sales favorably impacted the current period and European sales favorably impacted the prior year period. Excluding revenue from Mexico in the prior year, total revenue increased 5.7% on a comparable basis.

Gross profit was $1.3 million for the first quarter of 2012 compared to $1.4 million in 2011. Gross profit margin increased to 77% from 71% on a quarterly basis. The increase in gross profit margin is primarily due to a combination of changes in revenue mix, improved asset utilization and lower product costs and depreciation.

Operating expenses decreased 26% to $1.2 million in the first quarter of 2012 from $1.6 million in 2011. The reduction in operating expense is due to continued cost reduction initiatives which resulted in lower spending on personnel-related costs, regulatory approvals, and professional fees.

Net income from continuing operations improved 122% to $59 thousand in 2012 from a loss of $(267) thousand in 2011. Net income (loss) from continuing operations per common share improved 125% to a profit of $0.01 per common share (basic and diluted) from a loss of $0.04 per common share (basic and diluted).

EBITDAS, a non-GAAP financial measure (described below), was positive $394 thousand in 2012 and $ 300 thousand in 2011.

Balance Sheet and Cash Flow Information
Cash provided by operating activities from continuing operations improved to $249 thousand for 2012, compared to $37 thousand for 2011. Cash from operating activities strengthened as improved earnings and favorable collections were partially offset by reductions in accounts payable and accrued liabilities.

As of March 31, 2012, the Company’s cash and cash equivalents totaled $ 970 thousand and total debt was $700 thousand.

Gaming Positions Information
Gaming positions deployed worldwide totaled 2,032 of March 31, 2012 comprised of 1,894 PokerPro and 138 ProCore gaming positions. As of March 31, 2011, 2,610 gaming positions were deployed worldwide comprised of 2,574 PokerPro gaming positions and 36 ProCore gaming positions. Excluding Mexico, gaming positions increased by 132 from March 2011 to March 2012. The increase in gaming positions resulted from net increased placements of PokerPro and ProCore in our target markets.

Conference Call
Interested parties may listen to and participate in the conference call by dialing 866.770.7129 (U.S./Canada) or +1 617.213.8067 (Other) and entering passcode 48241207. A live webcast of the conference call will be available through a link on our website, www.pokertek.com, under the heading “Investors”. For those unable to participate in the live call, an archived replay will be made available on our website. A replay of the conference call will also be available approximately two hours after the conclusion of the call for approximately one week by dialing 888.286.8010 (U.S./Canada) or +1 617.801.6888 (Other) and entering passcode 37896038.

Use of Non-GAAP Measures
PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net income (loss) from continuing operations to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes noncash charges, certain non-recurring charges and share-based compensation expense. EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally in planning and evaluating the company’s operating performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other stakeholders an additional view of the company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the company’s financial results.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the company’s performance. A reconciliation of GAAP net loss from continuing operations to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.
PokerTek, Inc. (NASDAQ:PTEK) (www.pokertek.com) is a licensed gaming company headquartered in Matthews, NC that develops and distributes electronic table games solutions for the gaming industry. The company’s products are installed worldwide, and include PokerPro and Blackjack Pro. For more information, visit: www.pokertek.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of our gaming systems by casinos and other customers, and the expected acceptance of our gaming systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures, and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

Contacts:
Mark Roberson
CEO and CFO
PokerTek, Inc.
704.849.0860, x101
investorrelations@pokertek.com

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2012	2011 Restated
Revenue
License and service fees	$1,083,414	$1,355,959
Sales of systems and equipment	594,523	608,403
Total revenue	1,677,937	1,964,362
Cost of revenue	385,979	571,100
Gross profit	1,291,958	1,393,262
Operating expenses:
Selling, general and administrative	892,734	1,186,168
Research and development	199,784	264,760
Share-based compensation expense	108,249	157,951
Depreciation	4,232	20,281
Total operating expenses	1,204,999	1,629,160
Operating profit (loss)	86,959	(235,898)
Interest expense, net	20,855	26,282
Net income (loss) from continuing operations before income taxes	66,104	(262,180)
Income tax provision	6,727	4,538
Net income (loss) from continuing operations	59,377	(266,718)
Income (loss) from discontinued operations	10,522	(9,974)
Net income (loss)	$69,899	$(276,692)

Net income (loss) from continuing operations per common share - basic and diluted	$0.01	$(0.04)
Net income (loss) from discontinued operations per common share - basic and diluted	0.00	(0.00)
Net income (loss) per common share - basic and diluted	$0.01	$(0.04)
Weighted average common shares outstanding - basic and diluted	7,564,104	6,284,117

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2012 (Unaudited)	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$969,747	$606,229
Accounts receivable, net	690,836	726,520
Inventory	1,563,053	1,762,806
Prepaid expenses and other assets	162,066	147,487
Net assets of discontinued operations	11,788	92,310
Total current assets	3,397,490	3,335,352

Long-term assets:
Gaming systems, net	1,244,300	1,104,333
Property and equipment, net	34,624	38,855
Other assets	210,251	223,333
Total long-term assets	1,489,175	1,366,521
Total assets	$4,886,665	$4,701,873

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$319,432	$321,955
Accrued liabilities	385,114	468,958
Deferred revenue	289,497	281,466
Long-term liability - related party, current portion	70,342	54,952
Current liabilities of discontinued operations	44,639	70,383
Total current liabilities	1,109,024	1,197,714

Long-term liabilities:
Long-term liability - related party	253,256	268,646
Long-term debt	700,000	700,000
Total long-term liabilities	953,256	968,646
Total liabilities	2,062,280	2,166,360

Commitments and contingencies

Shareholders' equity

Preferred stock, no par value per share;	-	-
authorized 5,000,000 none issued and outstanding

Common stock, no par value per share; authorized 40,000,000	-	-
shares, issued and outstanding 7,553,388 and 7,490,120 shares at
March 31, 2012 and December 31, 2011, respectively
Additional paid-in capital	48,587,256	48,368,283
Accumulated deficit	(45,762,871)	(45,832,770)
Total shareholders' equity	2,824,385	2,535,513
Total liabilities and shareholders' equity	$4,886,665	$4,701,873

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2012	2011 Restated
Cash flows from operating activities:
Net income (loss)	$69,899	$(276,692)
Net (income) loss from discontinued operations	(10,522)	9,974
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	196,186	368,249
Share-based compensation expense	108,249	157,950
Provision for doubtful accounts and other receivables	(27,926)	15,580
Changes in assets and liabilities:
Accounts and other receivables	63,582	(149,812)
Prepaid expenses and other assets	(12,772)	72,720
Inventory	199,753	(46,100)
Gaming systems	(331,921)	(52,842)
Accounts payable and accrued liabilities	(14,367)	92,204
Deferred revenue	8,413	(154,156)
Net cash provided by (used in) operating activities from continuing operations	248,574	37,075
Net cash provided by (used in) operating activities from discontinued operations	64,945	(676)
Net cash provided by (used in) operating activities	313,519	36,399

Net cash used in investing activities	-	-

Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	49,999	124,997
Repayments of capital lease	-	(13,450)
Net cash provided by (used in) financing activities	49,999	111,547
Net increase (decrease) in cash and cash equivalents	363,518	147,946
Cash and cash equivalents, beginning of year	606,229	666,179
Cash and cash equivalents, end of period	$969,747	$814,125

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$27,382	$14,425
Income taxes	7,686	4,031

Non-cash transactions:
Amortization of commitment fee issued in common stock	$11,275	$11,275

POKERTEK, INC.
RECONCILIATION TO EBITDAS
(UNAUDITED)

	Three Months Ended March 31,
		2011
	2012	Restated
Net income (loss) from continuing operations	$59,377	$(266,718)
Interest expense, net	20,855	26,282
Income tax provision	6,727	4,538
Other taxes	2,805	9,714
Depreciation and amortization	196,186	368,249
Stock-based compensation expense	108,249	157,951
EBITDAS (1)	$394,199	$300,016

(1) EBITDAS is defined as net income (loss) from continuing operations before interest, taxes, depreciation, amortization, share-based compensation, and non-cash charges. EBITDAS does not purport to represent net earnings or net cash used in operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company's performance. The Company's definition of EBITDAS may not be comparable with similarly titled measures used by other companies.